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                                                                    Exhibit 23.6

The Board of Directors
Robert D. O'Byrne and Associates, Inc. and
  The Grant Nelson Group, Inc.


We consent to the incorporation by reference in the registration statements Nos. 333-27825 and 333-15413 on Forms S-3; No. 333-40331 on Form S-3 as amended; and
No. 333-40313 on Form S-4 as amended of our report dated February 13, 1998, with respect to the combined balance sheet of Robert D. O'Byrne and Associates, Inc. and The Grant Nelson Group as of December 31, 1997, and the related combined statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K of Century Business Services, Inc. dated February 20, 1998.


/s/ KPMG Peat Marwick LLP


Kansas City, Missouri
February 20, 1998



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